LETTER OF AGREEMENT
RE: CYGNUS STOCK ACQUISITION AGREEMENT

        THIS LETTER OF AGREEMENT (hereinafter, this “Agreement”) is entered into effective as of September 5, 2006 by and between NU SKIN ENTERPRISES, INC., a Delaware corporation (“NSE”), ORRIN T. COLBY, III, an individual (“Mr. Colby”), and CYGNUS RESOURCES, INC., a Delaware corporation (“Cygnus).

BACKGROUND

        The Parties listed above executed a Stock Acquisition Agreement dated August 1, 2003 (the “Acquisition Agreement”), pursuant to which NSE agreed to transfer to Mr. Colby all of the issued and outstanding capital stock of Cygnus. The Acquisition Agreement provided that the purchase price for the stock would consist of annual payments for the years 2004 through 2009 calculated in accordance with the terms of the Acquisition Agreement. In addition, according to the terms of the Acquisition Agreement, Mr. Colby pledged and assigned to NSE, and granted a first priority security interest in, the Cygnus stock as collateral security for payment of the purchase price when due. In light of changing interests of the Parties, the Parties have agreed to modify the purchase price under the Acquisition Agreement, to terminate the pledge and security interest, and certain other actions.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment. Section 1.03(b) of the Agreement shall be amended and restated in its entirety to read as follows:

"(b)  Subject to the terms and conditions set forth herein, in consideration for the assignment, transfer, conveyance and delivery of the Cygnus Shares, Purchaser will pay to NSE a lump sum payment of $12,000 (the “Purchase Price”).”

2.

Payment. Mr. Colby agrees to remit payment of the Purchase Price, as defined above, at the time of execution of this Agreement in cash, by check, or by wire transfer, and he acknowledges that effectiveness of this Agreement is conditioned upon such payment. NSE acknowledges that such payment will constitute complete and full payment of Mr. Colby’s payment obligation as it relates to the purchase of the Cygnus stock.

3.

Release of Security Interest and Pledge. The Parties acknowledge that, as a result of the amendment to the Acquisition Agreement provided above, the previous pledge and security interest in the Cygnus Stock granted by Mr. Colby to NSE, and any other terms or obligations previously contained in Section 1.03 of the Acquisition Agreement (other than the new Purchase Price) are relinquished and terminated as of the effective date of this Agreement. NSE agrees to deliver the certificate(s) representing the Cygnus shares to Mr. Colby at the time of execution of this Agreement, along with the Assignment Separate from Certificate previously delivered by Mr. Colby to NSE, stamped “VOID”.

4.	Continuing Effectiveness. As herein amended, the Acquisition Agreement shall remain in full force and effect.

5.

Counterparts. This Amendment may be executed in any number of counterparts, and delivery of a counterpart signature page hereto by facsimile shall be effective as an original, manually-signed counterpart.

6.

Governing Law. This Agreement shall be governed by the laws of the State of StateUtah, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of placeStateUtah.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first written above.

NU SKIN ENTERPRISES, INC.

By:      /s/ Mark Adams
          Name:    Mark Adams
          Title:      Vice President

ORRIN T. COLBY, III.

/s/ Orrin T. Colby, III

CYGNUS RESOURCES, INC.

By:      /s/ Orrin T. Colby
          Name:    Orrin T. Colby
          Title:      President